Contact:   Brad Morris                              News Release
           (913) 441-2466                           OTC: AVFID


FOR IMMEDIATE RELEASE


                        ADVANCED FINANCIAL, INC. OBTAINS
                             $875,000 LINE OF CREDIT


SHAWNEE, KANSAS, February 22, 1999 --- Advanced Financial, Inc. ("AVFI" or the "Company") announced today that it has entered into a Credit Agreement with First Mortgage Investment, Co. (FMIC) to borrow $875,000.

Pursuant to the terms of the Credit Agreement, the Company drew down $250,000 on February 19, 1999 and will draw down an additional $100,000 every thirty days until the full $875,000 has been extended by FMIC to the Company. The credit facility is for a term of five years and interest accrues on the principal balance at a rate of 7% per annum fixed during the term. Interest will be paid quarterly with principal due at maturity.

The proceeds of this line of credit will be used primarily for the purchase of charge off credit card portfolios by AVFI's wholly owned subsidiary, Cannon Financial Company (CFC). For additional information, see the Company's news release dated February 22, 1999, Advanced Financial, Inc.
Acquires Cannon Financial Company.

FMIC owns approximately 40% of the outstanding shares of Common Stock of the Company, and holds an option to acquire additional shares. For additional information, see the Company's news release dated February 22, 1999, Advanced Financial, Inc. Completes Recapitalization.

Some of the matters discussed in this press release constitute forward-looking statements within the meaning of the securities laws. Actual results may differ materially from those projected in such forward-looking statements as a result of a variety of risks and uncertainties. Investors are cautioned that all forward-looking statements involve risk and uncertainty.